Exhibit 99.1

Array BioPharma Reports Financial Results for the Second Quarter of Fiscal 2010

BOULDER, Colo.--(BUSINESS WIRE)--February 1, 2010--Array BioPharma Inc. (Nasdaq: ARRY) today reported financial results for the second quarter of fiscal 2010.

Array reported revenue of $9.6 million for the second quarter of fiscal 2010, compared to revenue of $7.7 million for the same period in fiscal 2009. Array spent $19.1 million for proprietary research and development during the quarter to advance its wholly-owned drugs in clinical development and select discovery programs. This compares to $23.7 million spent for research and development during the second quarter of fiscal 2009. Array reported a net loss of $21.8 million, or ($0.44) per share, for the second quarter, compared to a net loss of $37.8 million, or ($0.79) per share, for the second quarter in fiscal 2009. Array ended the second quarter of fiscal 2010 with $115 million in cash, cash equivalents and marketable securities.

Array reported revenue of $17.5 million for the six-month period ended December 31, 2009, compared to revenue of $13.4 million for the same period in fiscal 2009. Net loss for the six months ended December 31, 2009, was $46.6 million, or ($0.96) per share, compared to a net loss of $71.5 million, or ($1.50) per share, reported in the same six-month period in fiscal 2009.

“We are delighted to partner with Amgen on our type 2 diabetes program, including AMG 151 / ARRY-403, which provided a $60 million up-front payment with additional potential milestones of $666 million and a double-digit royalty,” said Robert E. Conway, Chief Executive Officer. “We continued to implement our partnering strategy with our Amgen deal, which significantly added to our cash balance and reduced our burn. Our partnerships, which include seven Array-invented drugs in clinical trials, provide Array with significant upside of $1.9 billion in potential milestones and royalties that range up to 15 percent. As a result of our partnering efforts, we are revising our guidance for the second half of the fiscal year, increasing our revenue and reducing our loss per share.”

SUMMARY OF RECENT PROGRESS

Array Partners with Amgen in Type 2 Diabetes:

AMG 151 / ARRY-403 – GK activator for type 2 diabetes: Array entered into an agreement with Amgen Inc. for Array’s small-molecule glucokinase activator program, including AMG 151 / ARRY-403, which is currently being tested in a Phase 1 multiple ascending dose clinical trial in patients with type 2 diabetes.

Under the terms of the agreement, Array received an upfront payment of $60 million and additional contingent payments up to $666 million if clinical and commercial milestones are achieved for AMG 151 and at least one back-up compound. Amgen is responsible for future clinical development and commercialization for AMG 151 and any resulting back-up compounds, with Array having an option to co-promote in the United States. Array will receive double digit royalties on sales of AMG 151. In addition, Amgen is providing research funding over the next two-years to identify and advance second-generation glucokinase activators.

Five clinical programs advanced for the treatment of cancer:

ARRY-162 – MEK inhibitor for cancer: Array completed enrolling four cohorts and reached the maximum tolerated dose in a Phase 1 clinical trial in cancer patients with its most advanced wholly-owned MEK inhibitor, ARRY-162. ARRY-162 is now advancing into an expansion phase of the trial in biliary tract cancer patients at ten clinical sites in North America. The Phase 1 dose escalation study is designed to evaluate safety, pharmacokinetics and pharmacodynamics of ARRY-162 in patients with advanced solid tumors.

ARRY-520 – KSP inhibitor for AML and MM: Array continued a Phase 1 trial of ARRY-520, a novel KSP inhibitor, in patients with solid tumors and two Phase 1/2 trials in patients with acute myelogenous leukemia and multiple myeloma.

ARRY-614 - p38/Tie-2 Inhibitor for MDS: Array continued dosing patients with myelodysplastic syndromes (MDS) in a Phase 1 trial with ARRY-614 to determine the safety, maximum tolerated dose, pharmacokinetics and preliminary estimates of efficacy of the compound in this patient population.

ARRY-543 - ErbB family inhibitor for solid tumors: Array completed a Phase 1 dose-escalation study with tablet formulation in patients with solid tumors and continued three Phase 1b trials in combination with Xeloda® (capecitabine), Taxotere® (docetaxel) and Gemzar® (gemcitabine), respectively.

ARRY-380 – HER2 oral, selective inhibitor for cancer: Array continues dose escalation in a Phase 1 trial with ARRY-380. The trial is designed to evaluate the safety, maximum tolerated dose and pharmacokinetics of ARRY-380 in patients with advanced cancer.

Array announced positive interim results of this trial at the 2009 San Antonio Breast Cancer Symposium. These results showed that ARRY-380 at doses greater than or equal to 200 mg BID demonstrated evidence of tumor regression in eight out of ten heavily pre-treated patients with HER2 expressing cancers. Of these eight patients, four had prolonged stable disease for 16 weeks or longer. ARRY-380 has been well-tolerated; the predominant adverse events have been Grade 1 and included nausea, rash and fatigue. In completed cohorts, no Grade 3 or 4 treatment-related adverse events and no cardiac adverse events have been observed.

Array enhances clinical leadership:

Bengt Bergstrom, M.D., joined Array as Vice President of Clinical Development. With over 30 years of experience as an M.D. / Ph.D. and more than 17 years working in the pharmaceutical industry, Dr. Bergstrom will lead Array’s clinical science and drug safety activities. Prior to joining Array, Dr. Bergstrom held various leadership positions within drug development, project management, strategic marketing and business development, and clinical sciences at Hoffmann-La Roche, most recently serving as Clinical Science Leader in oncology drug development. He has experience with Phase 1 through 4 clinical trials and has worked with regulatory agencies around the world. He has worked on six approved New Drug Applications as well as several Investigational New Drug Applications. Dr. Bergstrom studied at the University of Lund in Sweden where he received his M.D. and Ph.D.

Array will hold a conference call on Tuesday, February 2, 2010, at 9:00 a.m. eastern time to discuss these results. Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information

Date:	Tuesday, February 2, 2010
Time:	9:00 a.m. eastern time
Toll-Free:	800-723-6751
Toll:	785-830-7980
Pass Code:	7891410
Web Cast:	www.arraybiopharma.com

A replay of the call will be available as a webcast on www.arraybiopharma.com and by phone for one week by dialing toll-free (888) 203-1112 or (719) 457-0820. The access code is 7891410.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our potential to earn future milestone and royalty payments under our collaboration agreements, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up front fees, milestone and/or royalty payments, and our future plans to progress and develop our proprietary programs. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to attract and retain experienced scientists and management. We are providing this information as of February 1, 2010. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008

Revenue
Collaboration revenue	$ 4,434	$ 5,041	$ 9,478	$ 9,278
License and milestone revenue	5,210	2,648	8,056	4,158
Total revenue	9,644	7,689	17,534	13,436

Operating expenses
Cost of revenue	5,235	5,063	11,157	10,183
Research and development for proprietary
drug discovery	19,104	23,709	38,305	48,218
General and administrative	4,460	4,480	8,673	8,974
Total operating expenses	28,799	33,252	58,135	67,375

Loss from operations	(19,155)	(25,563)	(40,601)	(53,939)

Other income (expense)
Impairment of marketable securities	-	(10,452)	(217)	(14,362)
Interest income	1,422	533	1,726	1,413
Interest expense	(4,092)	(2,336)	(7,534)	(4,616)
Total other income (expense)	(2,670)	(12,255)	(6,025)	(17,565)

Net loss	$ (21,825)	$ (37,818)	$ (46,626)	$ (71,504)

Weighted average shares outstanding -
basic and diluted	49,405	47,605	48,771	47,589

Net loss per share - basic and diluted	$ (0.44)	$ (0.79)	$ (0.96)	$ (1.50)

Summary Balance Sheet Data
(in thousands)

	December 31,	June 30,
	2009	2009

Cash, cash equivalents and marketable securities	$ 115,356	$ 57,488
Property, plant and equipment, gross	$ 84,182	$ 83,683
Working capital (deficit)	$ 25,638	$ (5,378)
Total assets	$ 147,033	$ 95,055
Long-term debt, net	$ 94,701	$ 68,170
Stockholders' deficit	$ (97,592)	$ (73,701)

CONTACT:
Array BioPharma Inc.
Tricia Haugeto, 303-386-1193
thaugeto@arraybiopharma.com